Exhibit 99

Contact:	W. Scott McLain, Senior Vice President and Chief Financial Officer (405) 280-7507

SONIC REPORTS RECORD FIRST QUARTER EARNINGS

Strong Same-Store Sales Drive 20% Increase in Net Income

OKLAHOMA CITY (January 5, 2004) – Sonic Corp. (NASDAQ/NM: SONC) today reported record results for the first quarter of its 2004 fiscal year, which ended November 30, 2003. Highlights of the company’s quarterly report included:

•	A 20% increase in net income for the period, to $12.8 million;

•	A 19% increase in earnings per diluted share, to $0.31, ahead of analysts’ mean earnings estimate of $0.30 for the period;

•	A 20% increase in total revenues, to $118.7 million;

•	A significant acceleration in system-wide same-store sales during the quarter, up 5.5% for drive-ins open for more than one year and 6.2% for drive-ins open more than 15 months – reflecting the fastest rate of growth in almost two years; and

•	The opening of 38 new Sonic Drive-Ins during the quarter, including 36 by franchisees, which helped produce a strong increase in franchising income.

        Commenting on the report, Clifford Hudson, Chairman and Chief Executive Officer, said, “We are very pleased with the company’s progress and performance during the first quarter, especially the acceleration we have seen in our same-store sales. These stronger sales trends really began in July, as our fiscal year 2003 was coming to an end, and gained momentum throughout the first quarter. The increase during the first quarter featured growth in both traffic and average check amounts and was evident across multiple day parts. Importantly, this momentum has continued into the second quarter, with an estimated increase in system-wide same-store sales for December that remained above our target growth range of between 1% and 3%. In addition, we have seen no impact on our sales trends from the recently announced Mad Cow incident in the state of Washington.

        “We credit the first quarter sales improvement not only to generally more favorable weather and some improvement in economic conditions,” he continued, “but also see it resulting from the initiatives we have implemented to drive sales. These measures include increased media expenditures with emphasis on national cable advertising, new product news that has helped us stay relevant and compelling to consumers, and continued expansion of our business into non-traditional day parts, particularly the morning day part.”

        Sonic’s net income for the first quarter increased 20% to $12.8 million versus $10.6 million in the same period last year and rose 19% on a diluted per share basis to $0.31 from $0.26 in the year-earlier period. Revenues for the first quarter were up 20% to $118.7 million compared with $98.6 million in the first quarter last year.

        “On top of our very solid sales results for the quarter, the company also continued to benefit from other elements of its multi-layered growth strategy,” Hudson added. “Higher sales, which helped offset an increase in food and packaging costs, translated into average unit volume growth and a strong increase in drive-in profits. While this resulted in a significant increase this quarter in distributions to our partners who operate our company-owned drive-ins, it also has continued to produce – in combination with our unique ascending royalty rate and the brisk pace of new drive-in openings – strong growth in franchise income. At the same time, we have continued to increase our leverage of corporate-level expenses. Together these strategies have contributed to strong growth in both earnings and operating cash flow.”

        During the first quarter, Sonic opened 38 new drive-ins, including 36 franchised restaurants, compared with a total of 46 in the year-earlier period, which also included 36 by franchisees. Sonic expects that last year’s record-setting pace of new drive-in development will continue in fiscal 2004, with plans to open a total of 190-200 new drive-ins for the year, including at least 170 by franchisees.

        Concluding, Hudson said, “Considering this solid start to the new fiscal year, and with the same strategies in place to continue to drive our sales growth and an encouraging outlook for second quarter sales already taking shape, we are delighted with where we see the company heading in the coming year. We realize that inclement weather and other conditions may affect our sales over the course of the next several months; still, we think our business remains healthy, our brand continues to grow, and we remain positioned to achieve our target for low single-digit same-store sales growth in future quarters.”

        Looking ahead to the remainder of fiscal 2004, the company continues to expect earnings growth in the range of 16% to 17% over fiscal 2003, up slightly from its previous expectation of 15% to 16% earnings growth. Specifically, Sonic estimates that diluted earnings per share for its second fiscal quarter ending February 29, 2004, will be approximately $0.23 versus $0.20 in the year-earlier period, and full-year earnings for fiscal 2004 will be in the range of $1.49 to $1.51 per diluted share versus $1.29 per diluted share for fiscal 2003. The company bases this outlook on the following assumptions:

•	Total revenue growth of 14% to 16%, reflecting:

o	1% to 3% higher system-wide same-store sales;

o	30-35 new drive-in openings in the second quarter, including 25-30 by franchisees, and 190-200 new drive-in openings for the fiscal year, including at least 170 by franchisees; and

o	Growth of $7.0-$8.0 million in franchising income resulting from new franchise drive-ins, higher average unit volumes, and increased royalties due to the company’s unique ascending royalty rate;

•	An increase in restaurant-level costs, as a percentage of sales, of at least 25 basis points resulting from slightly higher food and packaging costs, as well as higher labor costs associated with the company’s initiative to build its store-level management infrastructure;

•	Continued leverage from the bottom part of the income statement, with corporate overhead expenses and depreciation and amortization each expected to grow in the range of 8% to 10%;

•	Capital expenditures of approximately $50 million for the fiscal year; and

•	Free cash flow in the range of $35-$40 million (free cash flow is a non-GAAP measure that the company defines as net income plus depreciation and amortization less capital expenditures, which it uses to indicate the amount of excess cash generated from operations that could be available to purchase franchise drive-ins, reduce outstanding debt, or repurchase company stock – the company had $50.0 million authorized for stock repurchases at the end of the first quarter).

        This press release contains forward-looking statements within the meaning of the federal securities laws. There are certain important factors that could cause actual results to differ materially from those anticipated by the statements made herein. Among the factors that could cause actual results to differ from predicted or expected results are: delays in opening new stores because of weather, strikes, local permitting or other reasons; increased competition; cost increases or shortages in raw food products; risks of and publicity surrounding foodborne illness; and the possibility of unforeseen events affecting the industry generally. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

        Sonic Corp. franchises and operates the largest chain of drive-in restaurants in the United States. For more information about the company, visit Sonic’s website at sonicdrivein.com. A listen-only simulcast of Sonic’s first quarter conference call can be accessed at the company’s web site. The simulcast will begin at approximately 9:00 a.m. Central Time tomorrow, January 6, 2004. An on-demand replay, using the same link, will be available at approximately noon tomorrow and will continue until February 6, 2004.

SONIC CORP.
Unaudited Financial Highlights
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2003	2002
Revenues	$118,708	$98,585
Income from operations	21,912	18,517
Net income	12,759	10,641
Net income per share - diluted	0.31	0.26
Weighted average shares - diluted	40,796	40,971

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2003	2002
Restaurants in operation:
Company-owned:
Total at beginning of period	497	452
Opened	2	10
Acquired from (sold to) franchisees	0	(2)
Closed	0	0

Total at end of period	499	460

Franchised:
Total at beginning of period	2,209	2,081
Opened	36	36
Acquired from (sold to) company	0	2
Closed (net of reopening)	(1)	(3)

Total at end of period	2,244	2,116

System-wide:
Total at beginning of period	2,706	2,533
Opened	38	46
Closed (net of reopening)	(1)	(3)

Total at end of period	2,743	2,576

Core markets	1,990	1,894
Developing markets	753	682

All markets	2,743	2,576

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended November 30,
	2003	2002
Sales Analysis
Company-owned restaurants:
Total sales	$99,745	$81,574
Average restaurant sales	201	180
Change in same-store sales - New Method	5.8%	0.3%
Change in same-store sales - Old Method	5.5%	-0.3%
Franchised restaurants:
Total sales	$509,963	$454,913
Average restaurant sales	228	218
Change in same-store sales - New Method	6.2%	0.4%
Change in same-store sales - Old Method	5.5%	-0.2%
System-wide:
Total sales	$609,708	$536,487
Average restaurant sales	223	211
Change in same-store sales - New Method	6.2%	0.4%
Change in same-store sales - Old Method	5.5%	-0.2%

Core and Developing Markets
System-wide average restaurant sales:
Core markets	$233	$219
Developing markets	197	186
System-wide change in same-store slaes - New Method
Core markets	6.5%	1.3%
Developing markets	5.2%	-3.4%
System-wide change in same-store sales - Old Method
Core markets	6.4%	1.1%
Developing markets	2.6%	-5.9%

Notes:

System-wide sales data and system-wide change in same-store sales include both company-owned and franchise information. Management believes that system-wide information is useful in analyzing the growth of the brand as well as the company’s revenues, since franchisees pay royalties based on a percentage of sales. Similarly, management believes the distinction between system-wide sales data and system-wide change in same-store sales for core and developing markets provides additional insight into underlying sales trends.

Beginning in fiscal 2004, Sonic will report the change in same-store sales based on drive-ins open for at least 15 months (the “New Method”). Previously, changes in same-store sales were calculated for drive-ins opened since the beginning of the prior year for company-owned drive-ins and for a minimum of one year for franchised restaurants (collectively, the “Old Method”). By presenting the change in same-store sales for drive-ins open at least 15 months, management believes the calculation results in greater comparability between company-owned and franchised drive-ins and that it eliminates the distortion resulting from generally higher volumes during the first three months following a drive-in opening.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2003	2002
Income Statement Data
Revenues:
Company-owned restaurant sales	$99,745	$81,574
Franchised restaurants:
Franchise royalties	17,134	14,960
Franchise fees	1,034	1,027
Other	795	1,024

	118,708	98,585
Costs and expenses:
Company-owned restaurants:
Food and packaging	26,204	21,179
Payroll and other employee benefits	30,196	24,817
Other operating expenses	19,731	16,302

	76,131	62,298
Selling, general and administrative	9,121	8,222
Depreciation and amortization	7,823	6,973
Minority interest in earnings of restaurants	3,721	2,575

	96,796	80,068

Income from operations	21,912	18,517

Interest expense	1,921	1,847
Interest income	(342)	(288)

Net interest expense	1,579	1,559

Income before income taxes	20,333	16,958
Provision for income taxes	7,574	6,317

Net income	$12,759	$10,641

Net income per share:
Basic	$0.32	$0.27

Diluted	$0.31	$0.26

Weighted average shares used in calculation:
Basic	39,272	39,216

Diluted	40,796	40,971

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2003	2002
Margin Analysis
Company-owned restaurants:
Food and packaging	26.3%	26.0%
Payroll and employee benefits	30.3	30.4
Other operating expenses	19.7	20.0

	76.3%	76.4%

	November 30, 2003	August 31, 2003
	(In thousands)
Balance Sheet Data
Total assets	$491,835	$486,119
Current assets	29,913	37,312
Current liabilities	38,729	40,187
Obligations under capital leases, long-term debt,
and other non-current liabilities	172,275	180,534
Stockholders' equity	280,831	265,398